EXHIBIT 99.2


                          COMMUNICATIONS SITE AGREEMENT

         This Communications Site Agreement ("Agreement") is entered into this 11th day of December, 2001, between Jim and Sharon Hetman, a married couple, with an office at 6764 Taeda Drive, Sarasota, Florida ("Client"), and KRC Communications Inc. a Florida corporation, with an address of 3304 Yorktown Street Sarasota, Florida 34231 ("KRCC").

         For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. PREMISES. Client is the owner of a parcel of land (the "Land") located at 7755 State road 72, County of Sarasota, State of Florida commonly known as Sarasota, Florida. The land is more particularly described in Exhibit A annexed hereto.

         2. USE. Client agrees to cooperate with KRCC in making application for and obtaining all licenses, permits and any and all other necessary approvals that may be required for Client intended use of the Land.

         3. TERM. The term of this Agreement shall be one (1) year commencing upon deposit and execution of this agreement and terminating on the first anniversary of the Execution Date (the "Term") unless otherwise terminated as provided in Paragraph 5.

         4. PAYMENT. Deposit is herby made under the terms of this agreement in the amount of $15,350.00. The deposit is for professional services in the permitting and zoning for the above specified land (see Paragraph 1) This deposit is to be deducted from the overall construction budget TBD. Type of tower subject to Client approval.

         5. TERMINATION. This Agreement may be terminated without further liability on thirty (30) days prior written notice as follows: (i) by either party upon a default of any covenant or term hereof by the other party, which default is not cured within sixty (60) days of receipt of written notice of default, provided that the grace period for any monetary default is ten (10) days from receipt of notice; or (ii) by Client for any reason or for no reason, provided Client delivers written notice of early termination to KRCC no later than thirty (30) days prior to the Commencement Date; or (iii) by Client if it does not obtain or maintain any license, permit or other approval necessary for the construction and operation of Facilities; or (iv) by Client if Client is unable to occupy and utilize the Premises due to an action of the FCC, including without limitation, a take back of channels or change in frequencies; or (v) by Client if Client determines that the Land is not appropriate for its operations for economic or technological reasons, including, without limitation, signal interference.

         6. WAIVER OF SUBROGATION. Client and KRCC release each other and their respective principals, employees, representatives and agents, from any claims for damage to any person or to the Land or to the Client Facilities thereon caused by, or that result from, risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. Client and KRCC shall cause each insurance policy obtained by them to provide that the insurance company waives all right of recovery by way of subrogation against the other in connection with any damage covered by any policy.

         7. ASSIGNMENT AND SUBLETTING. KRCC may assign this Agreement or any portion thereof to an entity upon written notification to Client by KRCC, subject to the assignee assuming all of KRCC's obligations herein. Upon assignment or subletting, KRCC shall be relieved of all future performance, liabilities, and obligations under this Agreement.

         8. MISCELLANEOUS.

         (a) This Agreement constitutes the entire agreement and understanding between the parties, and supersedes all offers, negotiations and other agreements concerning the subject matter contained herein. Any amendments to this Agreement must be in writing and executed by both parties.

         (b) If any provision of this Agreement is invalid or unenforceable with respect to any party, the remainder of this Agreement or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, shall not be affected and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (c) This Agreement shall be binding on and inure to the benefit of the successors and permitted assignees of the respective parties.

         (d) Any notice or demand required to be given herein shall be made by certified or registered mail, return receipt requested, or reliable overnight courier to the address of the respective parties set forth below.

Client   Jim and Sharon Hetman              KRCC:  KRC Communications Inc.
         6764 Taeda Drive                          3304 Yorktown Street
         Sarasota, Florida                         Sarasota, Florida  34231


By: /s/ [Jim Hetman and Sharon Hetman]      By: /s/ [Keith R. Chrisman]
    -----------------------------------     ------------------------------------
Print Name: James J. Hetman                 Print Name: Keith R. Chrisman
            ---------------------------                 ------------------------
            Sharon Hetman
            ---------------------------
Title:                                      Title:   President
       --------------------------------            -----------------------------
Tax ID#:                                    Tax ID#: 65-1099105
        -------------------------------              ---------------------------


         The foregoing instrument was acknowledged before me this 9th day of January, 2002, by James and Sharon Hetman, as ________, a _________, who is personally known to me or who has produced FL DL as identification and who did (did not) take an oath.


    WITNESS my hand and official seal


By: /s/ [Signature]
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